As Filed With the Securities and Exchange Commission on December 8, 2010
Registration No. 333-168849

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LANCE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-0292920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)
SNYDER’S OF HANOVER, INC. NON-QUALIFIED STOCK OPTION PLAN
(Full title of the plan)
Rick D. Puckett
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary
Lance, Inc.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277
(Name and address of agent for service)
704/554-1421
(Telephone number, including area code,
of agent for service)
Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.83-1/3 par value	3,296,105 (1)	(2)	(2)	(2)

(1)	This number represents the shares of common stock of Lance, Inc. issuable pursuant to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, which was assumed by Lance, Inc. in connection with the Merger (as defined below), all of which are issuable pursuant to awards granted by Snyder’s of Hanover, Inc. prior to the Merger. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which may become issuable under the above-named plans by reason of any share split, share dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of outstanding shares of Lance, Inc. common stock.

(2)	This Post-Effective Amendment covers securities that were originally registered on the Registration Statement on Form S-4 of Lance, Inc. (File No. 333-168849) filed with the U.S. Securities and Exchange Commission on August 13, 2010. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Form S-4 registration statement.

EXPLANATORY NOTE
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EX-4.1
EX-4.2
EX-5
EX-23.1

EXPLANATORY NOTE
     Lance, Inc. (“Lance” or the “Company”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-168849) filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2010, as amended by Amendment No. 1 filed on September 23, 2010, Amendment No. 2 filed on October 21, 2010 and Amendment No. 3 filed on October 29, 2010, which was declared effective on October 29, 2010 (the “Form S-4”), by filing this Post-Effective Amendment on Form S-8 (the “Post-Effective Amendment”) relating to 3,296,105 shares of Lance common stock that are issuable by Lance upon the exercise of options granted to employees and directors of Snyder’s of Hanover, Inc. (“Snyder’s”) pursuant to the terms of the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, as amended and restated effective January 1, 2005 and further amended by Amendment No. 1 to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan (the “Snyder’s Stock Plan”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.
     On December 6, 2010, Snyder’s became a wholly owned subsidiary of Lance as a result of a merger of Lance’s wholly-owned subsidiary, Lima Merger Corp., with Snyder’s (the “Merger”). Upon effectiveness of the Merger, each outstanding share of Snyder’s common stock (other than shares owned by Snyder’s) was converted into the right to receive 108.25 shares of the Company’s common stock, plus cash in lieu of fractional shares.
     In addition, pursuant to the merger agreement, the Snyder’s Stock Plan was assumed by Lance as of the effective time of the Merger. Each outstanding option issued pursuant to the Snyder’s Stock Plan as of the effective time of the Merger was converted into an option to acquire, on the same terms and conditions as were applicable under the Snyder’s Stock Plan, the number of shares of Lance common stock determined by multiplying the number of shares of Snyder’s common stock subject to such Snyder’s stock option multiplied by 108.25. The exercise price for each such converted option was set at a price equal to the exercise price for each share of Snyder’s common stock otherwise purchasable pursuant to such Snyder’s option divided by 108.25. All other terms of the Snyder’s Stock Plan, as amended, will continue to apply. Each adjusted option will no longer be exercisable for shares of Snyder’s common stock.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Snyder’s Stock Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Company with the Commission (file number 0-398) and are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 27, 2010, June 26, 2010 (as amended) and September 25, 2010 and the Company’s Current Reports on Form 8-K as filed with the Commission on January 13, 2010, May 10, 2010, June 8, 2010, July 27, 2010, August 20, 2010, October 6, 2010, October 12, 2010, November 4, 2010, November 17, 2010, December 2, 2010, December 3, 2010 and December 6, 2010.

(c)	The description of the Company’s common stock contained in the Company’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.
     The Company is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not considered “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters in connection with the issuance of the common stock being offered hereby are being passed upon for the Company by K&L Gates LLP, Hearst Tower, 214 North Tryon Street, 47th Floor, Charlotte, North Carolina 28202. At December 8, 2010, certain partners and associates of K&L Gates LLP and their spouses and minor children owned beneficially an aggregate of approximately 9,000 shares of the common stock of the Company.
Item 6. Indemnification of Directors and Officers.
     Under North Carolina law, a corporation may limit or eliminate a director’s monetary liability in its articles of incorporation subject to three relevant exceptions: (i) for the unlawful payment of dividends; (ii) for a transaction from which the director derived an improper personal benefit; and (iii) for acts or omissions that the director at the time of his alleged breach of duty knew or believed were clearly in conflict with the best interest of the corporation. Lance’s restated articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of Lance shall have any personal liability arising out of any action whether by or in the right of Lance or otherwise for monetary damages for breach of his or her duty as a director.

     Under North Carolina law, a corporation is permitted to indemnify a director, officer, employee or agent against liability incurred in a proceeding to which the individual was made a party because of the fact he was a director, officer, employee or agent of the corporation if he (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, a corporation may not indemnify such individual in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which a director was adjudged liable (whether or not involving action in his official capacity) on the basis of having received an improper personal benefit. North Carolina law permits a corporation in its articles of incorporation or bylaws or by contract or resolution to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses in any proceeding (including derivative suits) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Lance’s bylaws require Lance to indemnify its directors to the fullest extent permitted by law.
     North Carolina law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities. Lance has purchased insurance to provide for indemnification of directors and officers.
Item 8. Exhibits.
     Reference is made to the attached Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 8th day of December, 2010.

LANCE, INC.

By	/s/ Rick D. Puckett

Rick D. Puckett Executive Vice President, Chief Financial Officer, Treasurer and Secretary
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David V. Singer David V. Singer	Chief Executive Officer (Principal Executive Officer) and Director	December 8, 2010
/s/ Carl E. Lee, Jr. Carl E. Lee, Jr.	President, Chief Operating Officer and Director	December 8, 2010
/s/ Rick D. Puckett Rick D. Puckett	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	December 8, 2010
/s/ Margaret E. Wicklund Margaret E. Wicklund	Vice President, Corporate Controller and Assistant Secretary (Principal Accounting Officer)	December 8, 2010
/s/ Michael A. Warehime Michael A. Warehime	Chairman of the Board of Directors	December 8, 2010
/s/ Jeffrey A. Atkins Jeffrey A. Atkins	Director	December 8, 2010
Peter P. Brubaker	Director
/s/ C. Peter Carlucci, Jr. C. Peter Carlucci, Jr.	Director	December 8, 2010
/s/ John E. Denton John E. Denton	Director	December 8, 2010

/s/ William R. Holland William R. Holland	Director	December 8, 2010
/s/ James W. Johnston James W. Johnston	Director	December 8, 2010
/s/ W. J. Prezzano W. J. Prezzano	Director	December 8, 2010
/s/ Dan C. Swander Dan C. Swander	Director	December 8, 2010
/s/ Isaiah Tidwell Isaiah Tidwell	Director	December 8, 2010
/s/ Patricia A. Warehime Patricia A. Warehime	Director	December 8, 2010
/s/ Sally W. Yelland Sally W. Yelland	Director	December 8, 2010

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
EXHIBITS
Item 8
FORM S-8
REGISTRATION STATEMENT
LANCE, INC.
Commission File Number 0-398
EXHIBIT INDEX

Exhibit	Description

3.1	Restated Articles of Incorporation of Lance, Inc. as amended through April 17, 1998, incorporated herein by reference to Exhibit 3 to the registrant’s Quarterly Report on Form 10-Q for the twelve weeks ended June 13, 1998 (File No. 0-398)

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 6, 2010 (File No. 0-398)

3.3	Bylaws of Lance, Inc., as amended through December 6, 2010, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on December 6, 2010 (File No. 0-398)

4.1	Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, as amended and restated effective January 1, 2005, filed herewith

4.2	Amendment No. 1 to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, effective as of December 6, 2010, filed herewith

5	Opinion of K&L Gates LLP, filed herewith

23.1	Consent of KPMG LLP, filed herewith

23.2	Consent of K&L Gates LLP (contained in Exhibit 5), filed herewith